Exhibit 10.2

Kinergy Marketing LLC (“Kinergy”) 2014 Short-Term Incentive Plan (“Plan”) Description

•	Effective Date: The Plan was adopted by the compensation committee (the “Compensation Committee”) of the board of directors of Pacific Ethanol, Inc. (the “Company”) on June 13, 2014.
•	Participant: the Company’s Vice President of Ethanol Supply and Trading.
•	Aggregate Plan Pool: The dollar amount of the aggregate Plan pool will be established by the Compensation Committee.
•	Awards: Awards under the Plan will be recommended by the Company’s executive committee, subject to approval by the Compensation Committee.
•	Award Components: Awards under the Plan will be based on three elements: Kinergy financial performance, overall Company financial performance and individual performance, each of which will be assigned a weighting. The awards based on each of the three elements will be capped so that the aggregate award conforms to the Plan pool established by the Compensation Committee.

o	The Kinergy financial performance element will be based on an adjusted net income goal established by the Compensation Committee. The financial performance element is non-discretionary and funded on a sliding scale percentage of Kinergy’s adjusted net income, subject to a cap.

o	The overall Company financial performance element will be based on an earnings before interest, taxes, debt extinguishments, fair value adjustments, warrant inducements and depreciation and amortization (“Adjusted EBITDA”) goal established by the Compensation Committee. The overall Company financial performance element is non-discretionary and will be funded at a rate of 0% to 175% of a targeted payout amount based on the level of actual Adjusted EBITDA compared to the Adjusted EBITDA goal, subject to a cap.

o

The individual performance element will be based on quantitative criteria and subjective elements established by the Company’s Chief Executive Officer in consultation with the Company’s executive committee and the participant. The extent to which the participant will be deemed to have achieved his individual performance goals will be determined by the Company’s Chief Executive Officer, subject to approval by the Compensation Committee. The individual performance element is discretionary and will be funded at a rate of 0% to 100% of a targeted payout amount, subject to a cap.